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                                                                  EXHIBIT 10 (f)


                                 [letterhead of


                            RADIOSHACK CORPORATION]


                                 April 6, 2001

Via Facsimile 905-760-9723
--------------------------
Mr. Brian Levy
InterTAN, Inc.
3300 Highway #7
Suite 904
Concord, Ontario L4K 4M3

              Re:  License and Merchandise Agreement (Australia and New Zealand)

Dear Mr. Levy:

              RadioShack Corporation ("RadioShack") understands that InterTAN, Inc. ("InterTAN") proposes to sell all of the capital stock of InterTAN Australia Limited ("ITA") to Dick Smith Electronics Holdings Pty Ltd. ("DSE") pursuant to a Share Acquisition Agreement to be entered into by and among InterTAN, InterTAN Canada Ltd. ("ITC") and DSE (the "Sale Agreement"). InterTAN has asked RadioShack to facilitate that sale by entering into (and by causing certain RadioShack affiliates to enter into) an agreement with ITA (the "License and Merchandise Agreement") that will allow ITA to use certain trade names and service marks in connection with the operation of its business in Australia and New Zealand after the consummation of the sale transaction described in the Sale Agreement.

              In consideration of RadioShack (and/or certain of its affiliates) entering into the License and Merchandise Agreement (on such terms and conditions as may be determined through negotiations between DSE, on behalf of ITA, and RadioShack), InterTAN shall pay, or shall cause ITA to pay, a license transfer fee to RadioShack equal to US$6.0 million in immediately-available funds (the "Transfer Fee"). InterTAN shall pay, or shall cause ITA to pay, the Transfer Fee immediately prior to, or simultaneously with the consummation of the sale transaction described in the Sale Agreement (the "Closing"). RadioShack's execution and delivery of the License and Merchandise Agreement. Unless otherwise expressly agreed by RadioShack in the License and Merchandise Agreement, the License and Merchandise Agreement shall not be effective until the Closing.

              If the Sale Agreement is terminated prior to the Closing, then the License and Merchandise Agreement shall immediately terminate and be of no force and effect. If such termination occurs prior to the Closing for any reason other than a breach thereof by InterTAN or
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Mr. Levy
April _, 2001
Page 2


ITC, then upon not less than three (3) business days prior written notice from InterTAN to RadioShack of such termination, RadioShack shall return to InterTAN the Transfer Fee, without any interest thereon.

              As you know, RadioShack and ITC entered into as of January 25, 1999, that certain Amended and Restated License Agreement (Canada), as amended on June 1, 2000, pursuant to that certain First Amendment thereto (collectively, the "License Agreement"). In the event InterTAN subsequently consummates a transaction with a third party that results in the occurrence of an event of default under the License Agreement and in such third party not desiring to utilize the "RadioShack" trade name, trade or service marks in Canada, then InterTAN shall pay, or cause ITC to pay, to RadioShack an amount equal to US$22.5 million simultaneously upon the closing of the transaction between InterTAN and/or ITC and such third party. Such payment shall be paid to RadioShack in immediately-available funds. RadioShack agrees that it will terminate the Merchandise Agreement and the license under the License Agreement as a result of such event of default only at the request of such third party, and that it will cooperate with InterTAN and such third party in effecting such transaction, including by allowing a reasonable transition period for changing store signage and point-of-sale materials and the orderly sell-through of existing inventory and merchandise on order.

              This letter agreement will be governed by the internal laws of the State of Texas, without giving effect to principles of conflicts of laws. InterTAN may not assign any right hereunder and any attempted assignment shall be null and void ab initio. This letter may be signed in counterparts and the
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separate counterparts shall constitute one original. If this letter reflects
InterTAN's understanding, please countersign this letter in the space indicated below. Upon execution by InterTAN, this letter will become a legally binding agreement between us.

                                 Sincerely,

                                 RadioShack Corporation

                                 By:  /s/ Mark C. Hill

                                 Its: Sr. Vice President

AGREED AND ACCEPTED this
6th day of April, 2001.

InterTAN, Inc.

By:  /s/ Ron G. Stegall

Its: Chairman

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